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[NATIONWIDE LOGO]

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
(Hereinafter called the Company)
One Nationwide Plaza
PO Box 16609
Columbus, Ohio  43216-6609
1-(800)-848-6331 (For any inquiries)

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY will make annuity payments to the Annuitant starting on the Annuitization Date, as set forth in the Contract.

This Contract is provided in return for the Purchase Payments made as required in the Contract.

TEN DAY LOOK

To be sure that the Contract Owner is satisfied with this Contract, the Contract Owner has a TEN DAY "FREE LOOK". Within ten days of the day the Contract is received by the Contract Owner, it may be returned to the Home Office of the Company. When the Contract is received at the Home Office, the Contract Value as of the date of cancellation will be refunded in full.

Executed for the Company on the Date of Issue.


/s/ Dennis W. Click                          /s/ Joseph J. Gasper
                 SECRETARY                                    PRESIDENT


                          READ YOUR CONTRACT CAREFULLY

             Individual Deferred Variable Annuity, Non-Participating

ANNUITY PAYMENTS, DEATH BENEFITS, AND OTHER CONTRACT VALUES PROVIDED BY THIS CONTRACT ARE VARIABLE AND MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE FLUCTUATIONS IN THE NET INVESTMENT FACTOR, AND ARE NOT GUARANTEED AS TO FIXED-DOLLAR AMOUNT.

             NOTICE - The details of the variable provisions in the
                 Contract may be found on Pages - 11,12 and 15.
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CONTENTS


DATA PAGE............................................................INSERT

CONTENTS................................................................2

DEFINITIONS.............................................................4

GENERAL PROVISIONS......................................................6
         ALTERATION OR MODIFICATION
         ASSIGNMENT
         ENTIRE CONTRACT
         MISSTATEMENT OF AGE
         EVIDENCE OF SURVIVAL
         PROTECTION OF PROCEEDS
         REPORTS
         INCONTESTABILITY
         CONTRACT SETTLEMENT
         NUMBER
         NON-PARTICIPATING

DEDUCTIONS AND CHARGES..................................................7
         DEDUCTION FOR PREMIUM TAXES
         MORTALITY AND EXPENSE RISK CHARGE

OWNERSHIP PROVISIONS....................................................7
         CONTRACT OWNERSHIP PROVISIONS
         JOINT OWNERSHIP PROVISIONS
         CONTINGENT OWNERSHIP PROVISIONS
         BENEFICIARY PROVISIONS
         CHANGE OF PARTIES PROVISIONS

DEATH PROVISIONS........................................................9
         DEATH OF CONTRACT OWNER PROVISIONS
         DEATH OF CONTRACT OWNER/ANNUITANT PROVISIONS
         DEATH OF ANNUITANT PROVISIONS
         REQUIRED DISTRIBUTIONS PROVISIONS
         DEATH BENEFIT PAYMENT PROVISIONS

ACCUMULATION PROVISIONS................................................11
         PURCHASE PAYMENTS
         ALLOCATION OF PURCHASE PAYMENTS
         CONTRACT VALUE
         VARIABLE ACCOUNT CONTRACT VALUE
         THE VARIABLE ACCOUNT
         INVESTMENTS OF THE VARIABLE ACCOUNT
         VALUATION OF ASSETS
         VARIABLE ACCOUNT ACCUMULATION UNITS
         VARIABLE ACCOUNT ACCUMULATION UNIT VALUE
         NET INVESTMENT FACTOR

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CONTENTS (CONT)



SURRENDERS, WITHDRAWALS and TRANSFERS..................................13
         TRANSFER PROVISIONS
         SURRENDER
         SURRENDER VALUE
         SUSPENSION OR DELAY IN PAYMENT OF SURRENDER
         SYSTEMATIC WITHDRAWALS
         DISTRIBUTION PROVISIONS

ANNUITIZATION PROVISIONS...............................................14
         GENERAL
         ANNUITIZATION
         ANNUITY COMMENCEMENT DATE
         CHANGE OF ANNUITY COMMENCEMENT DATE

SELECTION OF ANNUITY PAYMENT OPTION....................................15
         SUPPLEMENTARY AGREEMENT
         FREQUENCY AND AMOUNT OF PAYMENTS
         FIXED ANNUITY PROVISIONS
         VARIABLE ANNUITY PROVISIONS
         DETERMINATION OF FIRST VARIABLE ANNUITY PAYMENT
         ANNUITY UNIT VALUE
         VARIABLE ANNUITY PAYMENTS AFTER THE FIRST PAYMENT

ANNUITY PAYMENT OPTIONS................................................16
         GENERAL
         LIFE ANNUITY
         JOINT AND LAST SURVIVOR ANNUITY
         LIFE ANNUITY WITH 120 OR 240 MONTHLY PAYMENTS GUARANTEED
         CHANGE OF ANNUITY PAYMENT OPTION

ANNUITY TABLES.........................................................17

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DEFINITIONS


ACCUMULATION UNIT - An accounting unit of measure used to calculate the Variable Account Contract Value prior to the Annuitization Date.

ANNIVERSARY VALUE - The Contract Value on a Contract Anniversary.

ANNUITANT - The person designated to receive annuity payments during Annuitization and upon whose continuation of life any annuity payment involving life contingencies depends. This person must be age 85 or younger at the time of Contract issuance, unless the Company has approved a request for an Annuitant of greater age. The Annuitant may be changed prior to the Annuitization Date with the consent of the Company.

ANNUITIZATION - The period during which annuity payments are received.

ANNUITIZATION DATE - The date annuity payments commence.

ANNUITY COMMENCEMENT DATE - The date on which annuity payments are scheduled to commence. The Annuity Commencement Date is shown on the Data Page of the Contract and is subject to change by the Contract Owner.

ANNUITY PAYMENT OPTION - The chosen form of annuity payments. Several options are available under this Contract.

ANNUITY UNIT - An accounting unit of measure used to calculate the value of Variable Annuity payments.

BENEFICIARY - The person designated to receive certain benefits under the Contract upon the death of the Annuitant prior to the Annuitization Date. The Beneficiary can be changed by the Contract Owner as set forth in the Contract.

CODE - The Internal Revenue Code of 1986, as amended.

COMPANY - Nationwide Life and Annuity Insurance Company.

CONTINGENT ANNUITANT - The person designated to be the recipient of certain rights or benefits under this Contract when the Annuitant dies before the Annuitization Date. If a Contingent Annuitant is designated and the Annuitant dies before the Annuitization Date, the Contingent Annuitant becomes the Annuitant. A Contingent Annuitant may be named for contracts issued as Non-Qualified Contracts only.

CONTINGENT BENEFICIARY - The person designated to be the Beneficiary if the named Beneficiary is not living at the time of the death of the Annuitant.

CONTINGENT OWNER - A Contingent Owner succeeds to the rights of the Contract Owner upon the Contract Owner's death before Annuitization.

CONTRACT - The Individual Deferred Variable Annuity issued to the Contract
Owner.

CONTRACT ANNIVERSARY - Each 12 month anniversary the Contract remains in force commencing with the Date of Issue.

CONTRACT OWNER (OWNER) (S) - The person who possesses all rights under the Contract, including the right to designate and change any designations of the Owner, Contingent Owner, Annuitant, Contingent Annuitant, Beneficiary, Contingent Beneficiary, Annuity Payment Option, and the Annuity Commencement Date. The Contract Owner is the person named as owner on the application unless a subsequent change is made.

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CONTRACT VALUE - The sum of the value of all Variable Account Accumulation Units attributable to the Contract.

CONTRACT YEAR - Each calendar year the Contract remains in force commencing with the Date of Issue.

DATE OF ISSUE - The date the first purchase payment is applied to the Contract.

DEATH BENEFIT - The benefit payable upon the death of the last surviving Annuitant or Contingent Annuitant if applicable. This benefit does not apply upon the death of the Contract Owner when the Owner and Annuitant are not the same person. If the Annuitant dies after the Annuitization Date, any benefit that may be payable shall be as specified in the Annuity Payment Option elected.

DISTRIBUTION - Any payment of part or all of the Contract Value.

FIXED ANNUITY - An annuity providing for payments which are guaranteed by the Company as to dollar amount during Annuitization.

HOME OFFICE - The main office of the Company located in Columbus, Ohio.

JOINT OWNER - The Joint Owner, if any, possesses an undivided interest in the entire Contract in conjunction with the Contract Owner. If a Joint Owner is named, references to "Contract Owner" or "Owner" in this Contract will apply to both the Owner and Joint Owner. Joint Owners must be spouses at the time Joint Ownership is requested where such restriction is permitted by state law. Joint Ownership may be selected only for Non-Qualified Contracts.

MUTUAL FUND (FUND) - A registered management investment company in which the assets of the Sub-Accounts will be invested.

NON-QUALIFIED CONTRACT - A Contract which does not qualify for favorable tax treatment under the provisions of sections 401 and 403(a) (Qualified Plans), 408 (Individual Retirement Annuities) or 403(b) (Tax Sheltered Annuities) of the Code.

PURCHASE PAYMENT - A deposit of new value into the Contract. The term "Purchase Payment" does not include transfers among the Sub-Accounts.

QUALIFIED CONTRACT - A Contract issued to fund a Qualified Plan.

QUALIFIED PLAN - A retirement plan which receives favorable tax treatment under the Sections 401 and 403(a) of the Code.

SUB-ACCOUNTS - Separate and distinct divisions of the Variable Account to which specific underlying Mutual Fund shares are allocated and for which Accumulation Units and Annuity Units are separately maintained.

VALUATION DATE - Each day the New York Stock Exchange and the Company's Home Office are open for business, any other day during which there is a sufficient degree of trading of the Variable Account's underlying Mutual Fund shares such that the current net asset value of its Accumulation Units might be materially affected.

VALUATION PERIOD - The period of time commencing at the close of a Valuation Date and ending at the close of business for the next succeeding Valuation Date.

VARIABLE ACCOUNT - The Nationwide VA Separate Account - C, a separate investment account of the Company into which Variable Account Purchase Payments are allocated. The Variable Account is divided into Sub-Accounts, each of which invests in the shares of a separate underlying Mutual Fund.

VARIABLE ANNUITY - An annuity providing for payments which are not predetermined or guaranteed as to dollar amount and which vary in amount with the investment experience of the Variable Account.

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GENERAL PROVISIONS

ALTERATION OR MODIFICATION

All changes to the terms of the Contract must be: (1) made in writing; and (2) signed by the President or Secretary of the Company. No other person can alter or change any of the terms or conditions of this Contract.

ASSIGNMENT

Where permitted, the Contract Owner may assign some or all rights under this Contract at any time during the lifetime of the Annuitant, prior to the Annuitization Date. The Company shall not be liable as to any payment or other settlement made by the Company before recording of the assignment. The Company is not responsible for the validity or tax consequences of any assignment. Such assignment will take effect upon receipt and recording by the Home Office of written notice executed by the Contract Owner. Where necessary for proper administration of the terms of the Contract, an assignment will not be recorded until the Company has received sufficient direction from the Contract Owner and assignee as to the proper allocation of Contract rights under the assignment.

The value of any portion of the Contract which is assigned, pledged or transferred by gift may be treated like a cash withdrawal for federal tax purposes and may be subject to a tax penalty. All rights in this Contract are personal to the Contract Owner and may not be assigned without written consent of the Company.

If this Contract is issued to fund a retirement plan pursuant to the Code sections 401, 403, 408 or 408K, it may not be assigned, pledged, or otherwise transferred except as allowed by applicable law.

ENTIRE CONTRACT

This document is the whole Contract between the Owner and the Company. This Contract, data page and endorsement(s) (if any), make up the entire Contract.

MISSTATEMENT OF AGE

If the age of the Annuitant has been misstated, all payments and benefits under this Contract will be adjusted. Payments and benefits will be made based on the correct age. Proof of age of an Annuitant may be required at any time, in a form satisfactory to the Company. When the age of an Annuitant has been misstated, the dollar amount of any overpayment will be deducted from the next payment or payments due under this Contract. The dollar amount of any underpayment made by the Company as a result of any such misstatement will be paid in full with the next payment due under this Contract. Where required by state law, any adjustment on overpayment or underpayment will include interest.

EVIDENCE OF SURVIVAL

Where any payments under this Contract depend on the recipient being alive on a given date, the Company may require proof that such person is living prior to making the payments.

PROTECTION OF PROCEEDS

Proceeds under this Contract are not assignable by any Beneficiary prior to the time they are due. Proceeds are not subject to the claims of creditors or to legal process, except as mandated by applicable law.

REPORTS

At least once each year, the Company will mail to the Contract Owner, at the last known address, a statement showing the Contract Value and any other information required by the Superintendent of the state in which the Contract is delivered.

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INCONTESTABILITY

This Contract will not be contested.

CONTRACT SETTLEMENT

The Company may require this Contract to be returned to the Home Office prior to making any payments. All sums payable to or by the Company under this Contract are payable at the Home Office.

NUMBER

Unless otherwise provided, all references in this Contract which are in the singular form will include the plural; all references in the plural form will include the singular.

NON-PARTICIPATING

This Contract is non-participating. It will not share in the surplus of the Company.

DEDUCTIONS AND CHARGES

DEDUCTION FOR PREMIUM TAXES

The Company will charge against the Contract Value the amount of any premium taxes levied by a state or any other government entity upon Purchase Payments received by the Company. The method used to recoup premium taxes will be determined by the Company at its sole discretion and in compliance with state law. The Company currently deducts such charges from the Contract Value: (1) when the Contract is surrendered; (2) at Annuitization; or (3) at such earlier date as the Company may be subject to such taxes.

MORTALITY AND EXPENSE RISK CHARGE

The Company will deduct a Mortality and Expense Risk Charge equal on an annual basis to [1.20%] of the daily net asset value of the Variable Account. This deduction is made to compensate the Company for assuming the mortality risks and expense risks under this Contract. The Company assumes a "mortality risk" that fixed and variable annuity payments will not be affected by the death rates of persons receiving such payments or of the general population by virtue of annuity rates incorporated in the Contract which cannot be changed. The Company also assumes a mortality risk by its promise to pay in certain circumstances a Death Benefit that is greater than the Contract Value. The "expense risk" involves the guaranty by the Company that it will not increase charges for administration of the Contract regardless of the Company's actual administrative expenses.

OWNERSHIP PROVISIONS

CONTRACT OWNERSHIP PROVISIONS

Unless otherwise provided, the Contract Owner has all rights under the Contract. IF THE PURCHASER NAMES SOMEONE OTHER THAN HIMSELF AS OWNER, THE PURCHASER WILL HAVE NO RIGHTS UNDER THE CONTRACT.

On the Annuitization Date, the Annuitant shall become the Contract Owner.

JOINT OWNERSHIP PROVISIONS

Where such restriction is permitted by state law, Joint Owners must be spouses at the time joint ownership is requested. If a Joint Owner is named, the Joint Owner will possess an undivided interest in the Contract. Unless otherwise provided, the exercise of any ownership right in the Contract (including the right to surrender or partially surrender the Contract, to change the Contract Owner, the Contingent Owner, the Annuitant, the Contingent Annuitant, the Beneficiary, the Contingent Beneficiary, the Annuity Payment Option or the Annuitization Date) shall require a written request signed by both Contract Owners.

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CONTINGENT OWNERSHIP PROVISIONS

The Contingent Owner is the person who may receive certain benefits under the Contract if the Contract Owner, who is not the Annuitant, dies prior to the Annuitization Date and there is no surviving Joint Owner. If more than one Contingent Owner survives the Contract Owner, each will share equally unless otherwise specified in the Contingent Owner designation. If no Contingent Owner survives a Contract Owner and there is no surviving Joint Owner, all rights and interest of the Contingent Owner will vest in the Contract Owner's estate.

If a Contract Owner, who is also the Annuitant, dies before the Annuitization Date, then the Contingent Owner does not have any rights in the Contract. However, if the Contingent Owner is also the Beneficiary, the Contingent Owner will have all the rights of a beneficiary.

BENEFICIARY PROVISIONS

The Beneficiary is the person or persons who may receive certain benefits under the Contract in the event the Annuitant dies prior to the Annuitization Date. If more than one Beneficiary survives the Annuitant, each will share equally unless otherwise specified in the Beneficiary designation. If no Beneficiary survives the Annuitant, all rights and interest of the Beneficiary shall vest in the Contingent Beneficiary, and if more than one Contingent Beneficiary survives, each will share equally unless otherwise specified in the Contingent Beneficiary designation. If no Contingent Beneficiary survives the Annuitant, all rights and interests of the Contingent Beneficiary will vest with the Contract Owner or the estate of the last surviving Contract Owner.

CHANGE OF PARTIES PROVISIONS

Prior to the Annuitization Date, the Contract Owner may request a change in the Annuitant, Contingent Annuitant or Contingent Owner, Beneficiary, or Contingent Beneficiary. Such change, upon receipt and recording by the Company at its Home Office, will take effect as of the time the written notice was signed, whether or not the Contract Owner or Annuitant are living at the time of record, but without further liability as to any payment or settlement made by the Company before receipt of such change.

Any request for change of Contract Owner must be made in writing, may require a signature guarantee and must be signed by the Contract Owner and the person designated as the new Contract Owner. A change in Contract Owner may be subject to state and federal gift taxes as well as current federal income tax.

Any change to the Annuitant or Contingent Annuitant is subject to underwriting and approval by the Company. Notwithstanding any provisions in this Contract, if the Contract Owner is not a natural person, the change of the Annuitant will be treated as the death of the Contract Owner and will result in a distribution, regardless of whether a Contingent Annuitant is also named. Distributions shall be made as if the Contract Owner died at the date of such change.

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DEATH PROVISIONS

DEATH OF CONTRACT OWNER PROVISIONS

If any Contract Owner and the Annuitant are not the same person and such Contract Owner dies prior to the Annuitization Date, then the Joint Owner, if any, becomes the new Contract Owner. If there is no surviving Joint Owner, the Contingent Owner becomes the new Contract Owner. If there is no surviving Contingent Owner, the last surviving Contract Owner's estate becomes the new Contract Owner. The entire interest in the Contract Value must be distributed in accordance with the "Required Distribution Provisions".

DEATH OF CONTRACT OWNER/ANNUITANT PROVISIONS

If any Contract Owner and the Annuitant are the same person, and such person dies prior to the Annuitization Date, the Death Benefit shall be payable to the Beneficiary, the Contingent Beneficiary, the Contract Owner, or the last surviving Contract Owner's estate, as specified in the "Beneficiary Provisions", and distributed in accordance with the "Required Distribution Provisions".

DEATH OF ANNUITANT PROVISIONS

If the Contract Owner and Annuitant are not the same person, and the Annuitant dies prior to the Annuitization Date, a Death Benefit will be payable to the Beneficiary, the Contingent Beneficiary, the Contract Owner, or the last surviving Contract Owner's estate, as specified in the "Beneficiary Provisions", unless there is a surviving Contingent Annuitant. In such case, the Contingent Annuitant becomes the Annuitant and no Death Benefit is payable.

If the Annuitant dies after the Annuitization Date, any benefit that may be payable shall be paid according to the Annuity Payment Option selected.

REQUIRED DISTRIBUTION PROVISIONS

Upon the death of any Owner, Contract Owner, or Joint Owner (including an Annuitant who becomes the Owner of the Contract on the Annuitization Date) (each of the foregoing an Owner), certain distributions are required by Section 72(s) of the Code. Notwithstanding any provision of this Contract to the contrary, the following distributions shall be made in accordance with such requirements.

         1. If any Contract Owner dies on or after the Annuitization Date and before the entire interest under the Contract has been distributed, then the remaining portion of such interest will be distributed at least as rapidly as under the method of distribution in effect as of the date of such Contract Owner's death.

         2. If any Contract Owner dies prior to the Annuitization Date, then the entire interest in the Contract (consisting of either the Death Benefit or the Contract Value reduced by certain charges as set forth elsewhere in the Contract) will be distributed within 5 years of the death of the Contract Owner, provided however:

         (a) If any portion of such interest is payable to or for the benefit of a natural person who is a surviving Contract Owner, Contingent Owner, Joint Owner, Annuitant, Contingent Annuitant, Beneficiary, or Contingent Beneficiary as the case may be (each a "designated Beneficiary"), such portion may, at the election of the designated Beneficiary, be distributed over the life of such designated Beneficiary, or over a period not extending beyond the life expectancy of such designated Beneficiary, provided that payments begin within one year of the date of the deceased Contract Owner's death (or such longer period as may be permitted by federal income tax regulations).

         (b) If the designated Beneficiary is the surviving spouse of the deceased Contract Owner, such spouse may elect to become the Contract Owner of this Contract, and the Distributions required under these Required Distribution Provisions will be made upon the death of such spouse.

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In the event that the Contract Owner is not a natural person (e.g., a trust or corporation), for purposes of these Distribution provisions: (i) the death of the Annuitant will be treated as the death of any Contract Owner; (ii) any change of the Annuitant will be treated as the death of any Contract Owner; and
(iii) in any case the appropriate Distribution required under these Distribution rules shall be made upon such death or change, as the case may be. The Annuitant is the primary annuitant as defined in Section 72(s)(6)(B) of the Code.

These Distribution provisions shall not be applicable to any Contract that is not required to be subject to the provisions of 72(s) of the Code by reason of
Section 72(s)(5) or any other law or rule. Such contracts include, but are not limited to, any Contract: (i) which is provided under a plan described in
Section 401(a) of the Code which includes a trust exempt from tax under Section 501 of the Code; (ii) which is provided under a plan described in Section 403(a) of the Code; (iii) which is described in Section 403(b) of the Code; (iv) which is an individual retirement annuity or provided under an individual retirement account as described in Section 408 of the Code; or (v) which is a qualified funding asset (as defined in Section 130(d) of the Code, but without regard to whether there is a qualified assignment).

This Contract is intended to be treated as an "annuity contract" for federal income tax purposes. Accordingly, all provisions of this Contract shall be interpreted and administered in accordance with the requirements of Section 72(s) of the Code. In no event shall any payment be deferred beyond the time limits permitted by Section 72(s) of the Code. The Company reserves the right to amend this Contract to comply with requirements set out in the Code, regulations and rulings thereunder.

Upon the death of a Contract Owner, the designated Beneficiary must elect a method of distribution which complies with the above Distribution Provisions and which is acceptable to the Company. Such election must be made within 60 days of the Contract Owner's death.

DEATH BENEFIT PAYMENT PROVISIONS

The value of the Death Benefit will be determined as of the Valuation Date coincident with or next following the date the Home Office receives in writing the following three items: (1) proper proof of the Annuitant's death; (2) an election specifying the method of distribution; and (3) any applicable state required form(s).

Proof of death is either:


(1) a copy of a certified death certificate;
(2) a copy of a certified decree of a court of competent jurisdiction as to the finding of death;
(3) a written statement by a medical doctor who attended the deceased; or
(4) any other proof satisfactory to the Company.


If the Annuitant dies prior to his [86th] birthday, the value of the Death Benefit will be the greatest of (1) the sum of all Purchase Payments, less any amounts surrendered, (2) the Contract Value or (3) the Contract Value as of the most recent five-year Contract Anniversary, less any amounts surrendered since the most recent five-year Contract Anniversary. If the Annuitant dies on or after his 86th birthday, then the Death Benefit will be equal to the Contract Value.

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the Contract Value was reduced on the date of the partial surrender.

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ACCUMULATION PROVISIONS

PURCHASE PAYMENTS

The Contract is bought for the initial Purchase Payment and any subsequent Purchase Payments. The cumulative total of all Purchase Payments under this and any other annuity Contract(s) issued by the Company having the same Annuitant may not exceed $1,000,000 without the prior consent of the Company.

The initial Purchase Payment is due on the Date of Issue and may not be less than [$15,000.] Purchase Payments, if any, after the initial Purchase Payment must be at least [$1,000] and may be made at any time.

If no considerations have been received under this Contract for a period of two full years and the paid-up annuity benefit at maturity would be less than $20 monthly, the Company may, at its option, terminate the Contract by payment of the accumulated value and will, by such payment, be relieved of any further obligation under the Contract.

ALLOCATION OF PURCHASE PAYMENTS

The Owner elects to have Purchase Payments allocated among the Sub-Accounts of the Variable Account at the time of application. The allocation of future Purchase Payments may be changed by the Contract Owner by a proper submission that is received and recorded by the Company.

CONTRACT VALUE

The Contract Value at any time will be the Variable Account Contract Value.

VARIABLE ACCOUNT CONTRACT VALUE

The Variable Account Contract Value is the sum of the value of all Variable Account Accumulation Units under this Contract.

If: (1) part or all of the Variable Account is surrendered; or (2) charges or deductions are made against the Variable Account, then an appropriate number of Accumulation Units will be surrendered to equal such amount.

THE VARIABLE ACCOUNT

The Variable Account is a separate investment account of the Company. The Company has allocated a part of its assets for this Contract and certain other contracts to the Variable Account. Such assets of the Variable Account remain the property of the Company. However, they may not be charged with the liabilities from any other business in which the Company may take part.

The Variable Account is divided into Sub-Accounts which invest in shares of the underlying Mutual Funds. Purchase Payments are allocated among one or more of these Sub-Accounts, as designated by the Contact Owner and are subject to the terms and conditions of the underlying mutual funds.

INVESTMENTS OF THE VARIABLE ACCOUNT

The Purchase Payments applied to the Variable Account will be invested at net asset value in one or more of the designated Sub-Accounts.

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VALUATION OF ASSETS

Mutual Fund shares in the Variable Account will be valued at their net asset value.

VARIABLE ACCOUNT ACCUMULATION UNITS

The number of Accumulation Units for each Sub-Account is found by dividing the net amount allocated to the Sub-Account by the Accumulation Unit value for the Sub-Account for the Valuation Period during which the Company received the Purchase Payment.

VARIABLE ACCOUNT ACCUMULATION UNIT VALUE

The value of an Accumulation Unit for each Sub-Account of the Variable Account was arbitrarily set at $10 when the first Mutual Fund shares were available for purchase. The value for any later valuation period is found as follows:

The Accumulation Unit Value for any Valuation Period is determined by multiplying the Accumulation Unit value for each Sub-Account for the immediately preceding Valuation Period by the net investment factor for the Sub-Account during the subsequent Valuation Period. The value of an Accumulation Unit may increase or decrease from one Valuation Period to the next. The number of Accumulation Units will not change as a result of investment experience.

NET INVESTMENT FACTOR

The net investment factor is an index applied to measure the investment performance of a Sub-Account from one Valuation Period to the next. The net investment factor may be greater or less than one; therefore, the value of an Accumulation Unit may increase or decrease.

The net investment factor for any Sub-Account for any Valuation Period is determined by: dividing (1) by (2), and then subtracting (3) where:

1.       is the net of:

         a. the net asset value per share of the underlying Mutual Fund held in the Sub-Account, determined at the end of the current Valuation Period; and

         b. the per share amount of any dividend or capital gain distributions made by the underlying Mutual Fund held in the Sub-Account, if the "ex-dividend" date occurs during the current Valuation Period.

2.       is the net result of

         a. the net asset value per share of the underlying Mutual Fund held in the Sub-Account, determined at the end of the immediately preceding Valuation Period; plus or minus

         b. the per share charge or credit for any taxes reserved for the last prior Valuation Period, plus or minus

         c. a per share charge or credit for any taxes reserved for, which is determined by the Company to have resulted from the investment operations of the Sub-Account.

3. is a factor representing the Mortality and Expense Risk Charge deducted from the Variable Account. Such factor is equal, on an annual basis, to [1.20%] of the daily net asset value of the Variable Account.

For underlying Mutual Funds that credit dividends on a daily basis and pay such dividends once a month, the net investment factor allows for the monthly reinvestment of these daily dividends.

SURRENDERS, WITHDRAWALS AND TRANSFERS

TRANSFER PROVISIONS

Transfers may occur among the Sub-Accounts once daily; however, the Company reserves the right to refuse any transfer requests submitted by individuals or firms performing market timing services on behalf of multiple Contract Owners. Transfers among the Sub-Accounts are subject to the terms and conditions of the underlying Mutual Funds.

SURRENDER

The Contract Owner may surrender part or all of the Contract Value at any time this Contract is in force and prior to the earlier of the Annuitization Date or the death of the Annuitant or Contingent Annuitant, if any.
All surrenders must meet the following conditions:

1. The request for surrender must be in writing in a form acceptable to the Company.

2. The Surrender value will be paid to the Contract Owner within seven (7) days after proper written application and any proof of interest are received and recorded at the Home Office.

3. The Company reserves the right to require that the signature(s) be guaranteed by a member firm of a major stock exchange or other depository institution qualified to give such a guaranty.

4. When written application and the Contract are received, the Company will surrender the number of Variable Account Accumulation Units needed to equal the dollar amount requested minus any applicable taxes.

5. If a partial surrender is requested, the amounts surrendered will be withdrawn, on a pro-rata basis, from the Sub-Accounts of the Variable Account.

For tax purposes, a surrender is treated as a withdrawal of earnings first.

SURRENDER VALUE

The surrender value at any time will be the Contract Value, less any applicable taxes.

SUSPENSION OR DELAY IN PAYMENT OF SURRENDER

The Company has the right to suspend or delay the date of any surrender payment for any period:

1.       When the New York Stock Exchange is closed;

2.       When trading on the New York Stock Exchange is restricted;

3. When an emergency exists as a result of which disposal of securities held in the Variable Account is not reasonably practicable or it is not reasonably practicable to fairly determine the value of the net assets of the Sub-Accounts; or

4. During any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders;

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in numbers 2 and 3 exist.

SYSTEMATIC WITHDRAWALS

The Contract Owner may elect in writing on a form provided by the Company to take systematic withdrawals of a specified dollar amount of at least $100 on a monthly, quarterly, semi-annual or annual basis. The Company will process the withdrawals as directed by surrendering on a pro-rata basis Accumulation Units from all of the Sub-Accounts in which the Contract Owner has an interest. Each systematic withdrawal is subject to federal income taxes on the taxable portion. In addition, a 10% federal penalty tax may be assessed on systematic withdrawals if the Contract Owner is under age 59-1/2, unless the Contract Owner has made an irrevocable election of Distributions of substantially equal periodic payments. Unless otherwise directed by the Contract Owner, the Company will withhold federal income taxes from each systematic withdrawal. An age-based systematic withdrawal program will terminate automatically at the end of each Contract Year and may be reinstated only on or after the next Contract Anniversary pursuant to a new request. The systematic withdrawals may be discontinued at any time by notifying the Company in writing.

Systematic withdrawals are not available prior to the expiration of the ten day free look provision of the Contract. The Company also reserves the right to assess a processing fee for this service.

DISTRIBUTION PROVISIONS

The following events will give rise to a Distribution:

1. Reaching the Annuitization Date - Distribution will be made pursuant to the Annuity Payment Option selected.

2. Death of the Annuitant prior to the Annuitization Date - Distribution to be made in accordance with the options available under the "Death of Annuitant Provisions" of this Contract. When the Contract Owner is a non-natural person, upon the death of the Annuitant, Distribution will be made in a manner that is consistent with the Required Distribution Provisions of this Contract.

3. Death of the Owner - Distribution to be made in a manner consistent with the "Required Distribution Provisions" of this Contract.

4. Other Surrender - Distribution to be made in accordance with the "Surrender Provisions" of this Contract.

ANNUITIZATION PROVISIONS

GENERAL

All of the provisions within this section are subject to the restrictions set forth in the Section entitled "Death Of Contract Owner Provisions".

ANNUITIZATION

As of the Annuitization Date, the Contract Value is surrendered and applied to the purchase rate then in effect for the option selected. The purchase rates for any options guaranteed to be available will be determined on a basis not less favorable than the 1983 "Table a" with ages set back 6 years, with minimum interest at 3.0%. The rates shown in the Annuity Tables are calculated on this guaranteed basis. The choice to Annuitize is irrevocable once payments have begun.

ANNUITY COMMENCEMENT DATE

The Annuity Commencement Date is a date chosen by the Contract Owner at application and is generally the first day of a calendar month. The date must be at least two years after the Date of Issue. The Annuity Commencement Date may not be later than the first day of the first calendar month after the Annuitant's 90th birthday unless otherwise agreed upon. Any applicable premium taxes not already deducted will be deducted from the Contract Value at the Annuitization Date. The remaining Contract Value will then be applied to the Annuity Payment Option selected by the Contract Owner.

CHANGE OF ANNUITY COMMENCEMENT DATE

The Contract Owner may change the Annuity Commencement Date. A change of Annuity Commencement Date must be made by written request, approved by the Company, and must comply with Annuity Commencement Date Provisions above.

SELECTION OF ANNUITY PAYMENT OPTION

SUPPLEMENTARY AGREEMENT

A supplementary agreement will be issued within 30 days following the Annuitization Date. The supplementary agreement will set forth the terms of the Annuity Payment Option selected.

FREQUENCY AND AMOUNT OF PAYMENTS

Payments will be made based on the Annuity Payment Option selected and frequency selected. However, if the net amount to be applied to any annuity payment option at the Annuitization Date is less than [$5,000], the Company has the right to pay such amount in one lump sum.

If any payment would be or becomes less than [$50], the Company has the right to change the frequency of payments to an interval that will result in payments of at least [$50]. In no event will the Company make payments under an annuity option less frequently than annually.

FIXED ANNUITY PROVISIONS

A Fixed Annuity is an annuity with level payments which are guaranteed by the Company as to dollar amount during the annuity payment period. At the Annuitization Date, a designated portion of the Contract Value will be applied to the applicable annuity table. This will be done in accordance with the Annuity Payment Option selected.

VARIABLE ANNUITY PROVISIONS

A Variable Annuity is a series of payments which are not predetermined or guaranteed as to dollar amount and which vary in amount with the investment experience of the Variable Account.

DETERMINATION OF FIRST VARIABLE ANNUITY PAYMENT

At the Annuitization Date, a designated portion of the Contract Value will be applied to purchase rates not less favorable than those based on the 1983 Table a with ages set back 6 years and 3.5% interest.

ANNUITY UNIT VALUE

An Annuity Unit is used to calculate the value of annuity payments. The value for any later Valuation Period is found as follows:

1. The Annuity Unit value for each Sub-Account for the immediately preceding Valuation Period is multiplied by the net investment factor for the Sub-Account for the Valuation Period for which the Annuity Unit Value is being calculated.

2. The result is multiplied by an interest factor because the Assumed Investment Rate of [3.5%] per year is built into the Annuity Tables.

VARIABLE ANNUITY PAYMENTS AFTER THE FIRST PAYMENT

Variable Annuity payments after the first payment vary in amount. The payment amount changes with the investment performance of the Sub-Accounts. The dollar amount of such payments is determined as follows:

1. The dollar amount of the first annuity payment is divided by the unit value as of the Annuitization Date. This result establishes the fixed number of Annuity Units for each monthly annuity payment after the first. The number of Annuity Units remains fixed during the annuity payment period.

2. The fixed number of Annuity Units is multiplied by the Annuity Unit value for the Valuation Date for which the payment is due. This result establishes the dollar amount of the payment.

The Company guarantees that the dollar amount of each payment after the first will not be affected by variations in the Company's expenses or mortality experience.

ANNUITY PAYMENT OPTIONS

GENERAL

An Annuity Payment Option must be selected prior to annuitization. The following are the annuity payment options which are guaranteed to be available by the Company. If no option is chosen, the automatic option will be the "Life Annuity with 240 Payments Guaranteed" as described below.

LIFE ANNUITY

The amount to be paid under this option will be paid during the lifetime of the Annuitant. Payments will cease with the last payment due prior to the death of the Annuitant.

JOINT AND LAST SURVIVOR ANNUITY

The amount to be paid under this option will be paid during the joint lifetimes of the Annuitant and a designated second person. Payments will continue as long as either is living.

LIFE ANNUITY WITH 120 OR 240 MONTHLY PAYMENTS GUARANTEED

The amount to be paid under this option will be paid during the lifetime of the Annuitant. A guaranteed period of 120 or 240 months may be selected. If the Annuitant dies prior to the end of this guaranteed period, the recipient chosen by the Annuitant will receive the remaining guaranteed payments.

ANY OTHER OPTION

The amount and period under any other option will be determined by the Company. Payment options not set forth in the Certificate Agreement are available only if they are approved by both the Company and the Annuitant.

CHANGE OF ANNUITY PAYMENT OPTION

The Owner may change the Annuity Payment Option prior to the Annuitization Date. A change of the Annuity Payment Option must be received at the Home Office prior to the Annuitization Date. After a change of Annuity Payment Option is received at the Home Office, it will become effective as of the date the request was recorded at the Home Office. A change of Annuity Payment Option will not apply to any payment made or action taken by the Company before it is received.

                       MONTHLY BENEFITS PER $1000 APPLIED
                                 ANNUITY TABLES
                   JOINT AND SURVIVOR MONTHLY ANNUITY PAYMENTS

                          ANNUITANT'S AGE LAST BIRTHDAY

                                                                       FEMALE AGE
                                       50                55               60                65                70
                                       --                --               --                --                --
   MALE AGE            50             3.36              3.46             3.56              3.64              3.71
   --------            55             3.42              3.56             3.69              3.82              3.93
                       60             3.47              3.64             3.82              3.99              4.16
                       65                               3.70             3.92              4.15              4.39
                       70                                                4.00              4.30              4.61

                                         LIFE ANNUITY: MONTHLY ANNUITY PAYMENTS

                     MALE GUARANTEED PERIOD                                    FEMALE GUARANTEED PERIOD
      ANNUITANT'S                                                ANNUITANT'S
     ATTAINED AGE                     120          240          ATTAINED AGE                       120           240
     LAST BIRTHDAY        NONE       MONTHS       MONTHS        LAST BIRTHDAY         NONE        MONTHS        MONTHS
     -------------        ----       ------       ------        -------------         ----        ------        ------
           50             3.87        3.85         3.77               50              3.59         3.58          3.55
           51             3.93        3.90         3.82               51              3.64         3.63          3.59
           52             3.99        3.96         3.87               52              3.68         3.67          3.63
           53             4.05        4.02         3.92               53              3.74         3.72          3.68
           54             4.12        4.09         3.97               54              3.79         3.78          3.72
           55             4.19        4.15         4.03               55              3.85         3.83          3.77
           56             4.27        4.22         4.08               56              3.90         3.89          3.82
           57             4.34        4.30         4.14               57              3.97         3.95          3.88
           58             4.43        4.37         4.20               58              4.03         4.01          3.93
           59             4.51        4.45         4.26               59              4.10         4.08          3.99
           60             4.60        4.54         4.32               60              4.18         4.15          4.04
           61             4.70        4.62         4.39               61              4.25         4.22          4.11
           62             4.80        4.72         4.45               62              4.34         4.30          4.17
           63             4.91        4.82         4.51               63              4.42         4.38          4.23
           64             5.03        4.92         4.58               64              4.52         4.47          4.30
           65             5.15        5.03         4.65               65              4.61         4.56          4.37
           66             5.28        5.14         4.71               66              4.72         4.66          4.44
           67             5.43        5.27         4.78               67              4.83         4.76          4.51
           68             5.58        5.39         4.84               68              4.95         4.87          4.58
           69             5.74        5.53         4.90               69              5.08         4.98          4.65
           70             5.91        5.66         4.96               70              5.21         5.10          4.72
           71             6.10        5.81         5.02               71              5.36         5.22          4.79
           72             6.30        5.96         5.08               72              5.51         5.36          4.86
           73             6.51        6.12         5.13               73              5.67         5.50          4.93
           74             6.73        6.28         5.18               74              5.85         5.65          5.00
           75             6.97        6.44         5.23               75              6.04         5.80          5.06
           76             7.23        6.61         5.27               76              6.25         5.97          5.12
           77             7.51        6.79         5.31               77              6.47         6.14          5.18
           78             7.80        6.96         5.34               78              6.71         6.32          5.23
           79             8.12        7.14         5.37               79              6.98         6.50          5.28
           80             8.46        7.32         5.40               80              7.26         6.69          5.32